UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 5, 2017

Agritech Worldwide, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	001-32134	36-4197173
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1101 Campus Drive

Mundelein, Illinois  60060

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 549-6002

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 5, 2017, Agritech Worldwide, Inc. (the “Company”) and GKS Funding LLC, as administrative agent under the Loan Agreement (as defined below) (“GKS Funding”) entered into a Cooperation Agreement (the “Cooperation Agreement”) in connection with a loan (the “Loan”) made to the Company pursuant to that certain Loan and Security Agreement, dated as of February 1, 2017 (as amended and in effect from time to time, the “Loan Agreement”), between the Company, the Lenders party thereto and GKS Funding. As previously reported, on March 31, 2017, the Company received a notice of default from GKS Funding stating that the Company was in default of the Loan for failure to make a scheduled interest payment on the Loan that was due on March 31, 2017. If such failure described above was not cured within the 15-day cure period, which was April 15, 2017, the Lenders (through GKS Funding, as administrative agent under the Loan Agreement) intended to exercise all rights and remedies available to them under the Loan Agreement, related note and applicable law, which included foreclosing on the collateral under the Loan Agreement.

As of the date of the Cooperation Agreement, the outstanding balance of the Company’s obligations under the Loan Agreement was approximately $1,011,800, plus accrued and accruing legal fees and expenses. Over the past several months, the Company has experienced significant operating losses and has been unable to raise additional capital in order to pay the expenses necessary to continue to operate its business. For the same reason, the Company was unable to pay interest on the Loan on March 31, 2017 (the “Existing Default”).

As a result of the foregoing, and after considering all options, the Board of Directors of the Company determined that the Company will not have sufficient funds to cure the Existing Default on or before April 15, 2017. In addition, given the inability to raise additional capital to fund ongoing operations, the Company also determined that it would be unable continue to operate as a going concern. Thus, the Company determined that it was in the best interests of all constituents and the Company to cooperate with GKS Funding and its exercise of remedies.

Pursuant to the Cooperation Agreement, the Company and GKS Funding agreed as follows: (i) the Company waived the 15-day cure period with respect to the Existing Default immediately upon execution of the Cooperation Letter and GKS Funding has the right to exercise its remedies under the Loan Agreement and applicable law with respect to such event of default, including, without limitation, by scheduling and conducting a sale of all of the collateral under the Loan Agreement on or about April 17, 2017 (the “UCC Sale”); (ii) GKS Funding agreed to fund loans to the Company up to the date of the UCC Sale to permit the Company to pay the Budgeted Expenses (as defined in the Cooperation Agreement) as and when due with this new loan, which is (a) secured by a first priority security interest in all of the real and personal assets, property, fixtures, rights and interests of the Company, (b) shall have priority in payment over the Loan made pursuant to the Loan Agreement; and (c) shall be repaid, before any other payments are made by the Company, out of the first cash proceeds of the collateral received by the Company; and (iii) the Company consented to fully cooperate with GKS Funding in connection with the UCC Sale, as well as the exercise by GKS Funding of any of its other right and remedies in connection therewith.

The foregoing description of the Cooperation Agreement is qualified in its entirety by reference to a copy of such agreement, which is attached hereto as Exhibit 10.1 and which is incorporated by reference herein.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.04 and made a part hereof.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits

Exhibit No.	Description
10.1	Cooperation Agreement by and between Agritech Worldwide, Inc. and GKS Funding LLC, dated April 5, 2017

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 7, 2017	Agritech Worldwide, Inc.

By: /s/ Edward B. Smith
Name: Edward B. Smith
Title: Director

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